Exhibit 99.1

Press Release

BayCom Corp Reports 2024 First Quarter Earnings of $5.9 Million

WALNUT CREEK, CA, April 18, 2024--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank” or “UBB”), announced earnings of $5.9 million, or $0.51 per diluted common share, for the first quarter of 2024, compared to earnings of $6.4 million, or $0.55 per diluted common share, for the fourth quarter of 2023 and $7.2 million, or $0.57 per diluted common share, for the first quarter of 2023.

Net income for the first quarter of 2024 compared to the fourth quarter of 2023 decreased $521,000, or 8.1%, primarily as a result of a $1.1 million decrease in net interest income, a $615,000 decrease in noninterest income and a $997,000 increase in noninterest expense, partially offset by a $2.1 million decrease in provision for credit losses and a $138,000 decrease in provision for income taxes. Net income for the first quarter of 2024 compared to the first quarter of 2023 decreased $1.3 million, or 18.3%, primarily as a result of a $2.9 million decrease in net interest income partially offset by a $501,000 increase in noninterest income, a $458,000 decrease in noninterest expenses, and a $554,000 decrease in provision for income taxes.

George Guarini, President and Chief Executive Officer, commented, “Our financial results for the first quarter of 2024 reflect the continuation of many of the challenges we faced in 2023, including increased deposit costs and reduced loan demand. Overall, our financial condition has remained strong, with no observed systemic credit weakness, and our earnings have remained stable.”

Looking ahead, Guarini expressed cautious optimism, stating, "While we approach the remainder of 2024 with some reservation, we remain hopeful for opportunities ahead. Though we anticipate continued challenges in loan demand and M&A prospects, we are confident in our ability to navigate these uncertainties.  We remain vigilant in managing operating costs during these times of economic uncertainty and remain committed to strategically repurchase shares and provide cash dividends, reinforcing our dedication to delivering long-term value for both our clients and shareholders."

First Quarter Performance Highlights:

●	Annualized net interest margin was 3.72% for the current quarter, compared to 3.86% for the preceding quarter and 4.26% for the same quarter a year ago.
●	Annualized return on average assets was 0.92% for the current quarter, compared to 1.00% for the preceding quarter and 1.14% for the same quarter a year ago.
●	Assets totaled $2.6 billion at both March 31, 2024 and December 31, 2023, compared to $2.5 billion at March 31, 2023.
●	Loans, net of deferred fees, totaled $1.9 billion at both March 31, 2024 and December 31, 2023, compared to $2.0 billion at March 31, 2023.
●	Nonperforming loans totaled $16.5 million or 0.64% of total loans, at March 31, 2024, compared to $13.0 million or 0.67% of total loans at December 31, 2023, and $13.1 million, or 0.64% of total loans, at March 31, 2023.
●	The allowance for credit losses for loans totaled $18.9 million, or 1.00% of total loans outstanding, at March 31, 2024, compared to $22.0 million, or 1.14% of total loans outstanding, at December 31, 2023, and $20.4 million, or 1.00% of total loans outstanding, at March 31, 2023.
●	A $252,000 provision for credit losses was recorded during the current quarter, compared to provisions for credit losses of $2.3 million and $275,000 in the prior quarter and the same quarter a year ago, respectively.

●	Deposits totaled $2.1 billion at March 31, 2024, December 31, 2023 and March 31, 2023. At March 31, 2024, noninterest-bearing deposits totaled $630.0 million, or 29.4% of total deposits, compared to $646.3 million, or 30.3% of total deposits, at December 31, 2023, and $705.9 million, or 33.2% of total deposits, at March 31, 2023.
●	The Company repurchased 198,120 shares of common stock at an average cost of $20.20 per share during the first quarter of 2024, compared to 122,559 shares of common stock repurchased at an average cost of $19.91 per share during the fourth quarter of 2023, and 422,877 shares of common stock repurchased at an average cost of $19.08 per share during the first quarter of 2023.
●	On March 6, 2024, the Company announced the declaration of a cash dividend on the Company’s common stock of $0.10 per share, which was paid on April 12, 2024 to stockholders of record as of March 16, 2024.
●	The Bank remained a “well-capitalized” institution for regulatory capital purposes at March 31, 2024.

Earnings

Net interest income decreased $1.1 million, or 4.8%, to $22.4 million for the first quarter of 2024 from $23.5 million in the prior quarter, and decreased $2.9 million, or 11.3%, from $25.3 million in the same quarter a year ago. The decrease in net interest income from the previous quarter reflects a decrease in interest income on loans and an increase in interest expense on deposits, partially offset by increases in interest income on federal funds sold and interest-bearing balances in banks. The decrease in net interest income from the same quarter in 2023 reflects an increase in interest expense on deposits and a decrease in interest income on loans, partially offset by increases in interest income on federal funds sold and interest-bearing balances in banks, interest income on investment securities and dividends on FHLB stock. Average interest-earning assets decreased $1.4 million, or 0.1%, and increased $18.1 million, or 0.71%, for the first quarter of 2024 compared to the fourth quarter of 2023 and the first quarter of 2023, respectively. The average yield earned (annualized) on interest earning assets for the first quarter of 2024 was 5.28%, compared to 5.29% for the fourth quarter of 2023 and 5.07% for the first quarter of 2023. The average rate paid (annualized) on interest-bearing liabilities for the first quarter of 2024 was 2.40%, compared to 2.21% for the fourth quarter of 2023, and 1.35% for the first quarter of 2023. The increases in average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities for the first quarter of 2024 compared to the same quarter a year ago reflect rising market interest rates.

Interest income on loans, including fees, decreased $909,000, or 3.5%, from the prior quarter to $25.3 million for the three months ended March 31, 2024, compared to $26.2 million for the three months ended December 31, 2023, primarily due to a one basis point decrease in the average loan yield and a $35.3 million decrease in the average balance of loans. Interest income on loans, including fees, decreased $998,000, or 3.8%, for the three months ended March 31, 2024 from $26.3 million for three months ended March 31, 2023, primarily due to a $121.5 million decrease in the average balance of loans, partially offset by an eight basis point increase in the average loan yield. The average balance of loans was $1.9 billion for both the first quarter of 2024 and fourth quarter of 2023, compared to $2.0 billion for the first quarter of 2023. The average yield on loans was 5.32% for the first quarter of 2024, compared to 5.33% for the fourth quarter of 2023 and 5.24% for the first quarter of 2023. The decrease in the average yield on loans from the fourth quarter of 2023 to the first quarter of 2024 was due in part to reversal of interest on new non-accrual loans during the first quarter of 2024. The increase in the average yield on loans from the first quarter of 2023 was due to the impact of increased rates on variable rate loans as well as new loans being originated at higher market interest rates.

Interest income on loans included $98,000, $29,000, and $97,000 in accretion of the net discount on acquired loans for the three months ended March 31, 2024, December 31, 2023, and March 31, 2023, respectively. The balance of the net discounts on these acquired loans totaled $392,000, $354,000, and $371,000 at March 31, 2024, December 31, 2023, and March 31, 2023, respectively. Interest income included fees related to prepayment penalties of $176,000 for the three months ended March 31, 2024, compared to $27,000 and $269,000 for the three months ended December 31, 2023 and March 31, 2023, respectively.

Interest income on investment securities remained at $2.0 million for the three months ended March 31, 2024, compared to the three months ended December 31, 2023, and increased $316,000, or 19.3%, from $1.6 million for the three months ended March 31, 2023. The average yield on investment securities decreased five basis points to 4.24% for the three months ended March 31, 2024, compared to 4.29% for the three months ended December 31, 2023, and increased 72 basis points from 3.52% for the three months ended March 31, 2023. The average balance of investment securities totaled $185.7 million for the three months ended March 31, 2024, compared to $181.0 million and $189.0 million for the three months ended December 31, 2023 and March 31, 2023, respectively. In addition, during the first quarter of 2024, we received $416,000 in cash dividends on our FRB and FHLB stock, up 6.7% from $390,000 received in the fourth quarter of 2023 and up 25.3% from $332,000 received in the first quarter of 2023.

Interest income on federal funds sold and interest-bearing balances in banks increased $435,000, or 11.8%, to $4.1 million for the three months ended March 31, 2024, compared to $2.0 million for the three months ended December 31, 2023, and increased $2.3 million, or 125.0%, from $1.8 million for the three months ended March 31, 2023, as a result of an increase in the average yield and average balance. The average yield on federal funds sold and interest-bearing balances in banks increased two basis points to 5.48% for the three months ended March 31, 2024, compared to 5.46% for the three months ended December 31, 2023, and increased 92 basis points from 4.56% for the three months ended March 31, 2023. The average balance of federal funds sold and interest-bearing balance in banks totaled $302.1 million for the three months ended March 31, 2024, compared to $267.3 million and $162.8 million for the three months ended December 31, 2023 and March 31, 2023, respectively. The increase in average balance during the current quarter compared to the prior quarter and the same quarter one year ago was due to higher retained cash balances as a result of lower new loan production.

Interest expense increased $672,000, or 7.8%, to $9.3 million for the three months ended March 31, 2024, compared to $8.7 million for the three months ended December 31, 2023, and increased $4.5 million, or 94.6%, compared to $4.8 million for the three months ended March 31, 2023, reflecting higher funding costs primarily related to increased rates of interest on our deposits due to higher market rates. The average balance of deposits totaled $2.1 billion for the first quarter of 2024, fourth quarter of 2023 and first quarter of 2023. The average cost of funds for the first quarter of 2024 was 2.40%, compared to 2.21% for the fourth quarter of 2023 and 1.35% for the first quarter of 2023. The increase in the average cost of funds during the current quarter compared to the prior quarter of 2023 and the first quarter of 2023 was due to higher interest rates paid on money market and time deposits due to increased competition and pricing pressures and a change in deposit mix due to a shift of deposits from noninterest-bearing accounts to higher costing money market and time deposits. The average cost of deposits for the three months ended March 31, 2024 was 1.55%, compared to 1.40% for the three months ended December 31, 2023, and 0.71% for the three months ended March 31, 2023. The average balance of noninterest-bearing deposits decreased $16.3 million, or 2.49%, to $639.7 million for the three months ended March 31, 2024, compared to $656.0 million for the three months ended December 31, 2023 and decreased $102.3 million, or 13.8%, compared to $742.0 million for the three months ended March 31, 2023.

Annualized net interest margin was 3.72% for the first quarter of 2024, compared to 3.86% for the fourth quarter of 2023 and 4.26% for first quarter of 2023. The average yield on interest earning assets for the first quarter of 2024 decreased one basis point and increased 21 basis points over the average yields for the fourth quarter of 2023 and the first quarter of 2023, respectively, while the average rate paid on interest-bearing liabilities for first quarter of 2024 increased 19 basis points and 105 basis points over the average rates paid for the fourth quarter of 2023 and the first quarter of 2023, respectively. Net interest margin in the first quarter of 2024 as compared to the fourth quarter of 2023 was negatively impacted by increasing funding costs which outpaced, on a percentage basis, increasing yields on investment securities and on fed funds sold and interest-bearing balances in banks, and decreasing yields on loans and accretion of the net discount.

Accretion of the net discount had a minimal impact on the average yield on loans during the first quarter of 2024 and the fourth quarter of 2023, compared to seven basis point increase in the average yield on loans during the first quarter of 2023.

The Company recorded a $252,000 provision for credit losses for the first quarter of 2024, compared to provision for credit losses of $2.3 million and $275,000 for the fourth quarter of 2023 and the first quarter of 2023, respectively. The provision for credit losses in the first quarter of 2024 was mainly driven by a replenishment of the allowance, partially offset by decreases in outstanding loan balances, leading to lower quantitative reserves. Net charges-offs totaled $3.4 million during the first quarter of 2024, of which $3.2 million was specifically reserved for at December 31, 2023. No changes were made to the qualitative risk factor conclusions during the first quarter of 2024. The quantitative reserve was impacted by improvement in forecasted economic conditions, specifically, national unemployment and national gross domestic product, both of which are key indicators utilized to estimate credit losses.

Noninterest income for the first quarter of 2024 decreased $615,000, or 23.0%, to $2.1 million compared to $2.7 million in the prior quarter of 2023, and increased $501,000, or 32.1%, compared to $1.6 million for the first quarter of 2023. The decrease in noninterest income for the current quarter compared to the prior quarter of 2023 was primarily due to a $373,000 decrease in gain on equity securities as a result of deterioration in fair value adjustments on these securities, a $188,000 decrease in income on investment in a Small Business Investment Company (“SBIC”) fund, and a $53,000 decrease in loan servicing fees and other fees. The increase in noninterest income for the current quarter compared to the same quarter in 2023 was primarily due to a $1.5 million increase in gain on equity securities, partially offset by a $519,000 decrease in income on an investment in SBIC fund and a $412,000 decrease in gain on sale of loans.

Noninterest expense for the first quarter of 2024 increased $997,000, or 6.6%, to $16.1 million compared to $15.1 million for the prior quarter of 2023, and decreased $458,000, or 2.8%, compared to $16.5 million for the first quarter of 2023. The increase in noninterest expense for current quarter compared to the prior quarter of 2023 was primarily due to a $1.1 million increase in salaries and employee benefits as a result of a downward adjustment to bonus accruals during the prior quarter of 2023, a $130,000 increase in occupancy and equipment expense, partially offset by a $219,000 decrease in other expense due to decreased professional fees. The decrease in noninterest expense for the first quarter of 2024 compared to the first quarter of 2023 was primarily due to a $1.0 million decrease in salaries and employee benefits as a result of a $675,000 decrease in bonus accrual, decrease in full-time equivalent employees, and reduction in deferred loan origination expenses, partially offset by wage increases during 2024. This decrease was partially offset by a $288,000 increase in data processing expense due to decline in pricing credits offered and expense relating to enhancements to the Bank’s network,  a $127,000 increase in other expense due to increased FDIC insurance costs and professional fees, and a $127,000 increase in occupancy and equipment expense.

The provision for income taxes decreased $138,000, or 5.7%, to $2.3 million for the first quarter of 2024 compared to $2.4 million for the fourth quarter of 2023 and decreased $554,000, or 19.6%, from $2.8 million for the first quarter of 2023. The effective tax rate for the first quarter of 2024 was 27.9%, compared to 27.3% for the prior quarter of 2023 and 28.2% for the first quarter of 2023. The effective tax rate remained consistent with the prior quarter of 2023 and was lower compared to the first quarter of 2023 due to higher low income housing tax credits.

Loans and Credit Quality

Loans, net of deferred fees, decreased $41.1 million and $157.8 million from December 31, 2023 and March 31, 2023, respectively, and totaled $1.9 billion at both March 31, 2024 and December 31, 2023, compared to $2.0 billion at March 31, 2023. The decrease in loans from March 31, 2023 primarily was due to $72.4 million of loan repayments, including $834,000 in Small Business Administration (“SBA”) Paycheck Protection (“PPP”) loan repayments, partially offset by $32.0 million of new loan originations during the current quarter. At March 31, 2024, there were $2.9 million in PPP loans outstanding compared to $3.8 million at December 31, 2023, and $5.9 million at March 31, 2023.

Nonperforming loans, consisting solely of non-accrual loans, totaled $16.5 million, or 0.64% of total loans, at March 31, 2024, compared to $13.0 million, or 0.67% of total loans, at December 31, 2023, and $13.1 million, or 0.64% of total loans, at March 31, 2023. The increase in nonperforming loans from the prior quarter-end was primarily due to six new loans placed on non-accrual during the current quarter totaling $7.3 million, partially offset by partial charge-offs of two non-accrual loans totaling $2.9 million, charge-offs of five non-accrual loans totaling $435,000 and, to a lesser extent, pay-offs of five non-accrual loans totaling $305,000.

The portion of nonaccrual loans guaranteed by government agencies totaled $2.2 million at March 31, 2024, compared to $740,000 and $818,000 at December 31, 2023 and March 31, 2023, respectively. There were no loans 90 days or more past due and still accruing and in the process of collection at March 31, 2024, December 31, 2023, and March 31, 2023. Accruing loans past due between 30 and 89 days at March 31, 2024, were $2.6 million, compared to $4.8 million at December 31, 2023, and $12.4 million at March 31, 2023. The decrease in accruing loans past due between 30-89 days at March 31, 2024 compared to December 31, 2023, was primarily due to timing of borrower payments. The decrease in accruing loans past due between 30-89 days at March 31, 2024 compared to March 31, 2023, was primarily due to one

$4.7 million multifamily commercial real estate loan which was past due in the same quarter a year ago and  was placed on non-accrual during the current quarter, and due to timing of borrower payments.

At March 31, 2024, the Company’s allowance for credit losses for loans was $18.9 million, or 1.00% of total loans, compared to $22.0 million, or 1.14% of total loans, at December 31, 2023 and $20.4 million, or 1.00% of total loans, at March 31, 2023. We recorded net charge-offs of $3.4 million for the first quarter of 2024, compared to net charge-offs of $150,000 in the prior quarter of 2023 and net charge-offs of $315,000 in the first quarter of 2023. The increase in net charge-offs during the first quarter of 2024 compared to the prior quarter of 2023 and the first quarter of 2023 was primarily due to activity in the current quarter. This activity involved partial charge-offs of two non-accrual loans totaling $2.9 million, as well as complete write-offs of five non-accrual loans totaling $435,000. These actions were taken due to collateral shortfalls deemed uncollectable.

As of March 31, 2024, acquired loans net of their discount totaled $200.4 million with a remaining net discount on these loans of $392,000, compared to $215.2 million of acquired loans with a remaining net discount of $354,000 at December 31, 2023, and $247.9 million of acquired loans with a remaining net discount of $371,000 at March 31, 2023. The net discount includes a credit discount based on estimated losses on the acquired loans, partially offset by a premium, if any, based on market interest rates on the date of acquisition.

Deposits and Borrowings

Deposits totaled $2.1 billion at March 31, 2024, December 31, 2023 and March 31, 2023. The deposit mix shifted, in part, due to interest rate sensitive clients moving a portion of their non-operating deposit balances from lower costing deposits, including noninterest-bearing deposits, into higher costing money market and time deposits. At March 31, 2024, noninterest-bearing deposits totaled $630.0 million, or 29.4% of total deposits, compared to $646.3 million, or 30.3% of total deposits, at December 31, 2023, and $705.9 million, or 33.2% of total deposits, at March 31, 2023.

We consider our deposit base to be seasoned, stable and well-diversified, and we do not have any significant industry concentrations among our non-insured deposits. We also offer an insured cash sweep product (ICS) that allows customers to insure deposits above FDIC insurance limits. At March 31, 2024 and December 31, 2023, our average deposit account size (excluding public funds), calculated by dividing period-end deposits by the population of accounts with balances, was approximately $58,100 and $58,700, respectively.

The Bank has an approved secured borrowing facility with the FHLB of San Francisco for up to 25% of total assets for a term not to exceed five years under a blanket lien of certain types of loans, with no FHLB advances outstanding at March 31, 2024, December 31, 2023 or March 31, 2023. The Bank has Federal Funds lines with four corresponding banks with an aggregate available commitment on these lines of $65.0 million at March 31, 2024. There were no amounts outstanding under these lines at March 31, 2024, December 31, 2023 or March 31, 2023. During the first quarter of 2024, the Bank was approved for discount window advances with the FRB of San Francisco secured by certain types of loans. At March 31, 2024 the Bank had no FRB of San Francisco advances outstanding.

At March 31, 2024 and December 31, 2023, the Company had outstanding junior subordinated debt, net of fair value adjustments, related to junior subordinated deferrable interest debentures assumed in connection with its previous acquisitions totaling $8.6 million, compared to $8.5 million at March 31, 2023. At March 31, 2023, the Company had outstanding subordinated debt, net of costs to issue, totaling $63.6 million, compared to $63.9 million and $63.8 million at December 31, 2023 and March 31, 2023, respectively.

At March 31, 2024, December 31, 2023 and March 31, 2023, the Company had no other borrowings outstanding.

Shareholders’ Equity

Shareholders’ equity totaled $314.2 million at March 31, 2024, compared to $312.9 million at December 31, 2023, and $313.5 million at March 31, 2023. The increase at March 31, 2024 compared to December 31, 2023, reflects $5.9 million of net income during the current quarter and a $484,000 decrease in accumulated other comprehensive loss net of taxes, partially offset by repurchases of $4.0 million of common stock and $1.2 million of accrued cash dividends payable. At

March 31, 2024, 161,632 shares remained available for future repurchases under the Company’s current stock repurchase plan.

The increase to shareholders’ equity for activity during the three months March 31, 2024, as compared to activity during three months ended March 31, 2023, primarily was due to a $1.8 million increase in accumulated other comprehensive income net of taxes, partially offset by a $1.3 million decrease in net income.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, CalCAP, FSA and USDA guaranteed loans, and deposit products and services to businesses and their affiliates in California, Washington, New Mexico and Colorado. The Bank is an Equal Housing Lender and a member of FDIC. The Company’s common stock is listed on the NASDAQ Global Select Market under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions that are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

There are a number of factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; changes in the interest rate environment, including the past increases in the Federal Reserve benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the values of our assets and obligations, and the availability and cost of capital and liquidity; the impact of continuing high inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; review of the Company’s accounting, accounting policies and internal control over financial reporting; risks and uncertainties related to the recent restatement of certain of our historical consolidated financial statements; the subsequent discovery of additional adjustments to the Company’s previously issued financial statements; future acquisitions by the Company of other depository institutions or lines of business;  fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform critical processing functions for us; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission (“SEC”), which are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2024	2023	2023
			(As Restated)
Interest income
Loans, including fees	$25,257	$26,166	$26,255
Investment securities	1,956	1,956	1,640
Fed funds sold and interest-bearing balances in banks	4,115	3,680	1,829
FHLB dividends	272	245	188
FRB dividends	144	145	144
Total interest and dividend income	31,744	32,192	30,056
Interest expense
Deposits	8,227	7,551	3,700
Subordinated debt	893	896	896
Junior subordinated debt	217	218	203
Total interest expense	9,337	8,665	4,799
Net interest income	22,407	23,527	25,257
Provision for credit losses	252	2,325	275
Net interest income after provision for credit losses	22,155	21,202	24,982
Noninterest income
Gain on sale of loans	—	—	412
Gain (loss) on equity securities	573	946	(896)
Service charges and other fees	839	830	885
Loan servicing fees and other fees	392	445	410
(Loss) income on investment in SBIC fund	(30)	158	489
Other income and fees	288	298	261
Total noninterest income	2,062	2,677	1,561
Noninterest expense
Salaries and employee benefits	10,036	8,936	11,036
Occupancy and equipment	2,154	2,024	2,027
Data processing	1,753	1,767	1,465
Other expense	2,128	2,347	2,001
Total noninterest expense	16,071	15,074	16,529
Income before provision for income taxes	8,146	8,805	10,014
Provision for income taxes	2,269	2,407	2,823
Net income	$5,877	$6,398	$7,191

Net income per common share:
Basic	$0.51	$0.55	$0.57
Diluted	0.51	0.55	0.57

Weighted average shares used to compute net income per common share:
Basic	11,525,752	11,571,796	12,699,476
Diluted	11,525,752	11,571,796	12,699,476

Comprehensive income
Net income	$5,877	$6,398	$7,191
Other comprehensive gain (loss):
Change in unrealized gain (loss) on available-for-sale securities	696	3,746	(1,821)
Deferred tax (expense) benefit	(212)	(1,078)	524
Other comprehensive gain (loss), net of tax	484	2,668	(1,297)
Comprehensive income	$6,361	$9,066	$5,894

BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

(Dollars in thousands)

	March 31,	December 31,	March 31,
	2024	2023	2023
			(As Restated)
Assets
Cash and due from banks	$20,379	$17,901	$28,850
Federal funds sold and interest-bearing balances in banks	327,953	289,638	168,688
Cash and cash equivalents	348,332	307,539	197,538
Time deposits in banks	996	1,245	2,241
Investment securities available-for-sale ("AFS")	167,919	163,152	152,427
Equity securities	13,158	12,585	12,834
Federal Home Loan Bank ("FHLB") stock, at par	11,313	11,313	10,679
Federal Reserve Bank ("FRB") stock, at par	9,630	9,626	9,609
Loans held for sale	1,684	—	—
Loans, net of deferred fees	1,886,730	1,927,829	2,044,536
Allowance for credit losses for loans	(18,890)	(22,000)	(20,400)
Premises and equipment, net	14,355	13,734	13,008
Other real estate owned ("OREO")	—	—	21
Core deposit intangible	3,610	3,915	4,832
Cash surrender value of bank owned life insurance policies, net	23,044	22,867	22,359
Right-of-use assets	13,460	13,939	15,706
Goodwill	38,838	38,838	38,838
Interest receivable and other assets	46,530	47,378	43,832
Total Assets	$2,560,709	$2,551,960	$2,548,060

Liabilities and Shareholders’ Equity
Noninterest-bearing deposits	$629,962	$646,278	$705,941
Interest-bearing deposits
Transaction accounts and savings	725,399	745,712	799,484
Premium money market	273,329	263,516	232,404
Time deposits	514,217	477,244	389,940
Total deposits	2,142,907	2,132,750	2,127,769
Junior subordinated deferrable interest debentures, net	8,585	8,565	8,504
Subordinated debt, net	63,609	63,881	63,754
Salary continuation plans	4,667	4,552	4,921
Lease liabilities	14,321	14,752	16,329
Interest payable and other liabilities	12,385	14,591	13,311
Total Liabilities	2,246,474	2,239,091	2,234,588

Shareholders’ Equity
Common stock, no par value	177,362	181,200	196,772
Accumulated other comprehensive loss, net of tax	(14,108)	(14,592)	(12,858)
Retained earnings	150,981	146,261	129,558
Total Shareholders’ Equity	314,235	312,869	313,472
Total Liabilities and Shareholders’ Equity	$2,560,709	$2,551,960	$2,548,060

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended
	March 31,	December 31,	March 31,
Selected Financial Ratios and Other Data:	2024	2023	2023
			(As Restated)
Performance Ratios:
Return on average assets (1)	0.92%	1.00%	1.14%
Return on average equity (1)	7.44	8.26	9.06
Yield earned on average interest-earning assets (1)	5.28	5.29	5.07
Rate paid on average interest-bearing liabilities (1)	2.40	2.21	1.35
Interest rate spread - average during the period (1)	2.88	3.08	3.72
Net interest margin (1)	3.72	3.86	4.26
Loan to deposit ratio	88.05	90.39	96.09
Efficiency ratio (2)	65.68	57.53	61.63
Charge-offs, net	$3,372	$150	$315

Per Share Data:
Shares outstanding at end of period	11,377,117	11,551,271	12,443,977
Average diluted shares outstanding	11,525,752	11,571,796	12,699,476
Diluted earnings per share	$0.51	$0.55	$0.57
Book value per share	27.62	27.09	25.19
Tangible book value per share (3)	23.89	23.38	21.68

Asset Quality Data:
Nonperforming assets to total assets (4)	0.64%	0.51%	0.51%
Nonperforming loans to total loans (5)	0.87%	0.67%	0.64%
Allowance for credit losses on loans to nonperforming loans (5)	114.55%	169.53%	155.84%
Allowance for credit losses on loans to total loans	1.00%	1.14%	1.00%
Classified assets (graded substandard and doubtful)	$39,352	$30,801	$20,863
Total accruing loans 30‑89 days past due	2,625	4,773	12,353
Total loans 90 days past due and still accruing	—	—	—

Capital Ratios:
Tier 1 leverage ratio — Bank (6)	13.41%	13.08%	13.26%
Common equity tier 1 capital ratio — Bank (6)	16.91%	16.94%	16.40%
Tier 1 capital ratio — Bank (6)	16.91%	16.94%	16.40%
Total capital ratio — Bank (6)	17.87%	18.08%	17.43%
Equity to total assets — end of period	12.27%	12.26%	12.30%
Tangible equity to tangible assets — end of period (3)	10.79%	10.76%	10.77%

Loans:
Real estate	$1,707,064	$1,752,626	$1,825,633
Non-real estate	162,791	161,816	205,458
Nonaccrual loans	16,491	12,977	13,090
Mark to fair value at acquisition	392	354	371
Total Loans	1,886,738	1,927,773	2,044,552
Net deferred fees on loans (7)	(8)	56	(16)
Loans, net of deferred fees	$1,886,730	$1,927,829	$2,044,536

Other Data:
Number of full-service offices	35	35	34
Number of full-time equivalent employees	345	358	366

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.
(4)	Nonperforming assets consist of nonaccrual loans, accruing loans that are 90 days or more past due, and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.
(6)	Regulatory capital ratios are for United Business Bank only.
(7)	Deferred fees include $2,100, $2,400 and $3,000 as of March 31, 2024, December 31, 2023, and March 31, 2023, respectively, in fees related to PPP loans.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains tangible book value per share and tangible equity to tangible assets, both of which are non-GAAP financial measures. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. Tangible equity and tangible common shareholders’ equity exclude intangible assets from shareholders’ equity, and tangible assets exclude intangible assets from total assets. For these financial measures, the Company’s intangible assets are goodwill and core deposit intangibles. The Company believes that these measures are consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios, and presents these measures to facilitate comparison of the quality and composition of the Company’s capital over time in comparison to its peers. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below:

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	March 31,	December 31,	March 31,
	2024	2023	2023
			(As Restated)
Tangible Book Value:
Total equity and common shareholders’ equity (GAAP)	$314,235	$312,869	$313,472
less: Goodwill and other intangibles	42,448	42,753	43,670
Tangible equity and common shareholders’ equity (Non-GAAP)	$271,787	$270,116	$269,802

Total assets (GAAP)	$2,560,709	$2,551,960	$2,548,060
less: Goodwill and other intangibles	42,448	42,753	43,670
Total tangible assets (Non-GAAP)	$2,518,261	$2,509,207	$2,504,390

Equity to total assets (GAAP)	12.27%	12.26%	12.30%
Tangible equity to tangible assets (Non-GAAP)	10.79%	10.76%	10.77%
Book value per share (GAAP)	$27.62	$27.09	$25.19
Tangible book value per share (Non-GAAP)	$23.89	$23.38	$21.68

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp